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                                                                      Exhibit 99


  CERTAIN INFORMATION CONCERNING CINCINNATI BELL AND CINCINNATI BELL TELEPHONE


RELATIONSHIP BETWEEN CINCINNATI BELL AND CONVERGYS CORPORATION

         BACKGROUND OF THE CONVERGYS DISTRIBUTION

     In April 1998, Cincinnati Bell announced its intent to separate its billing and information services business (operated by Cincinnati Bell Information Systems Inc. ("CBIS")) and its customer management solutions business (operated by MATRIXX Marketing Inc. ("MATRIXX")) from its telecommunications business (including Cincinnati Bell Telephone). As the initial step of this separation, Cincinnati Bell established a wholly owned subsidiary, Convergys Corporation ("Convergys"), and contributed to it the businesses of CBIS and MATRIXX. Cincinnati Bell's Board of Directors believes that the separation of the businesses will (1) permit the management of each business to focus on their respective core businesses without regard to the corporate objectives and policies of the other businesses and (2) permit the financial community to focus separately on Cincinnati Bell and Convergys and their respective business opportunities.

     In July 1998, Cincinnati Bell and Convergys executed a Plan of Reorganization and Distribution Agreement (the "Distribution Agreement") to implement the separation. In the first step, completed in August 1998, Convergys sold approximately 10% of its outstanding stock in an initial public offering (the "Offering"). In the second step, Cincinnati Bell will distribute the balance of its shares of Convergys (approximately 90% of the outstanding stock of Convergys) to Cincinnati Bell shareholders (the "Convergys Distribution"). Under the terms of the Distribution Agreement, Cincinnati Bell may set the date of the Convergys Distribution at any time prior to February 18, 1999, although Cincinnati Bell currently intends to complete the Convergys Distribution by December 31, 1998. Cincinnati Bell's obligation to complete the Convergys Distribution is subject to the satisfaction or waiver by the Cincinnati Bell Board of Directors in its sole discretion, of certain conditions. These conditions include the following: (i) any material consents necessary to consummate the Convergys Distribution shall have been obtained and shall




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be in full force and effect; (ii) no order, injunction or decree or other legal restraint or prohibition preventing the consummation of the Convergys Distribution shall be in effect; and (iii) no other events or developments shall have occurred that, in the judgment of the Cincinnati Bell Board of Directors, would result in the Convergys Distribution having a material adverse effect on Cincinnati Bell or on the shareholders of Cincinnati Bell. In addition, Cincinnati Bell and Convergys may terminate the Convergys
Distribution by mutual agreement at any time prior to the date of the Convergys Distribution. At the date of this filing, Cincinnati Bell is not aware of any condition that would prevent it from completing the Convergys Distribution.

     Prior to the Offering, Cincinnati Bell provided Convergys with significant management functions and services, including treasury, accounting, tax, human resources, employee benefits and other support services. Cincinnati Bell charged and/or allocated Convergys approximately $6.1 million, $6.7 million and $7.7 million for such functions and services in 1995, 1996 and 1997, respectively, and $3.8 million and $5.4 million for the six months ended
June 30, 1997 and 1998, respectively. The costs of these services have been directly charged and/or allocated using methods that Cincinnati Bell's and Convergys' management believe are reasonable. Such charges and allocations are not necessarily indicative of the costs that Convergys would have incurred to obtain these services had it been a separate entity. Neither Cincinnati Bell nor Convergys has conducted any study or obtained any estimates from third parties to determine what the cost of obtaining such services from third parties may have been.

     Cincinnati Bell and Convergys have entered into or will enter into a number of agreements for the purpose of defining their continuing relationship. These agreements were negotiated in the context of a parent-subsidiary relationship and therefore are not the result of negotiations between independent parties.
It is the intention of Cincinnati Bell and Convergys that such agreements and the transactions provided for therein, taken as a whole, should accommodate the parties' interests in a manner that is fair to both parties, while continuing certain mutually beneficial arrangements. The parties intend that such agreements and transactions provide fair market value to them on terms no less favorable to Convergys as would otherwise be available from unaffiliated parties. Due to the complexity of the various relationships between Cincinnati Bell and Convergys, however, there can be no assurance that each of such agreements, or the transactions provided for therein, will be effected on terms at least as favorable to Convergys as could have been obtained from unaffiliated third parties.

     The agreements summarized in this section have been filed as exhibits to Convergys Corporation's Form S-1 Registration Statement No. 333-53619, as amended, originally filed with the Securities and Exchange Commission on May 26, 1998 (the "Convergys S-1") and the following summaries are qualified in their entirety by reference to the agreements as filed. Capitalized terms used in this section and not otherwise defined herein shall have their respective meanings set forth in the Distribution Agreement. While these agreements will provide Convergys with certain benefits, Convergys may not enjoy benefits from its relationship with Cincinnati Bell beyond the term of the agreements. There can be no assurance that upon termination of such assistance from Cincinnati Bell, Convergys will be able to provide adequately such services internally or obtain favorable arrangements from third parties to replace such services.

     Additional or modified arrangements and transactions may be entered into by Cincinnati Bell and Convergys. Any such future arrangements and transactions will be determined through negotiations between Cincinnati Bell and Convergys. Convergys has adopted a policy that all future agreements between Cincinnati Bell and Convergys will be on terms that Convergys believes are no less favorable to Convergys than the terms Convergys believes would be available from unaffiliated parties. However, there can be no assurance that any such arrangements or transactions will be the same as that which would be negotiated between independent parties.

AGREEMENTS BETWEEN CINCINNATI BELL AND CONVERGYS

         As described above, the Distribution Agreement provides that, subject to the terms and conditions thereof, Cincinnati Bell and Convergys will take all reasonable steps necessary and




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



appropriate to cause all conditions to the Convergys Distribution to be satisfied and to effect the Convergys Distribution.

         Cincinnati Bell and Convergys have agreed that neither of the parties will take, or permit any of their affiliates to take, any action which reasonably could be expected to prevent the Convergys Distribution from qualifying as a tax-free distribution within the meaning of Section 355 of the Code. The parties have also agreed to take any reasonable actions necessary for the Distribution to qualify as a tax-free distribution pursuant to Section 355 of the Code.

         The Distribution Agreement also provides for a full and complete release and discharge upon consummation of the Offering of all liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Offering, between or among Cincinnati Bell and its affiliates, on the one hand, and Convergys and its affiliates, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among them on or before the Offering), except as expressly set forth in the Distribution Agreement, the Employee Benefits Agreement, the Services Agreement and the Tax Allocation Agreement described below.

         Convergys has agreed to indemnify, defend and hold Cincinnati Bell and its affiliates harmless from and against all liabilities relating to, arising out of or resulting from (i) the failure of Convergys or any other person to pay, perform or otherwise promptly discharge any Convergys liabilities in accordance with their respective terms, (ii) Convergys' business, (iii) any breach by Convergys of the Distribution Agreement or any ancillary agreements, and (iv) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Convergys S-1.

         Cincinnati Bell has agreed to indemnify, defend and hold Convergys and its affiliates harmless from and against all liabilities relating to, arising out of or resulting from (i) the failure of Cincinnati Bell or any other person to pay, perform or otherwise promptly discharge any liabilities of Cincinnati Bell, (ii) the business of Cincinnati Bell, (iii) any breach by Cincinnati Bell or any of its affiliates of the Distribution Agreement or any ancillary agreements, and (iv)



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any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information about Cincinnati Bell contained in the Convergys S-1.

The Distribution Agreement

The Distribution Agreement provides that as to inter-company debt payable to Cincinnati Bell by Convergys, Convergys' obligation will be to repay to Cincinnati Bell on the date of the Convergys Distribution the amount reflected in its balance sheet dated March 31, 1998 (approximately $725 million) adjusted for the net cash flows resulting from Convergys' operating and investing activities for the period April 1, 1998 to the date of repayment and for any other repayments made to Cincinnati Bell in that period. The repayment amount would have been approximately $752 million at June 30, 1998. Upon the closing date of the Offering, Convergys applied all the net proceeds of the Offering to reduce Convergys' portion of its inter-company debt. For the period between the closing date of the Offering through the day preceding the date of the Convergys Distribution, Cincinnati Bell shall continue to provide Convergys with working capital funding pursuant to the existing inter-company arrangements at an interest rate equal to Cincinnati Bell's average short-term borrowing cost or through external short-term or long-term financing to be arranged by Cincinnati Bell; provided, however, that Convergys may obtain and procure its own separate funding with such third parties as it deems in its sole discretion appropriate and at its own expense. Cincinnati Bell shall cooperate with Convergys in its efforts to obtain such financing.

         In the Distribution Agreement, Cincinnati Bell and Convergys have agreed that each of them or their applicable subsidiaries will execute and deliver deeds, lease assignments and assumptions, leases or subleases to be mutually agreed upon for properties identified in the agreement and have agreed on the method of determining whether tenant improvements, fixtures, furniture, office equipment and other tangible property located on any of the subject real property shall be transferred or retained.

         The Distribution Agreement provides for indemnification by Cincinnati Bell and Convergys with respect to Contingent Liabilities primarily relating to their respective businesses or otherwise assigned to them ("Exclusive Contingent Liabilities"). The Distribution Agreement



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also provides for the sharing of Shared Contingent Liabilities and Shared
Contingent Gains. With respect to any Shared Contingent Liability and Shared Contingent Gains, the parties have agreed that Cincinnati Bell will be responsible for or receive the benefit of 50% and Convergys will be responsible for or receive the benefits of 50% of such Shared Contingent Liability or Shared Contingent Gains, as the case may be.

         The Distribution Agreement provides that Cincinnati Bell and Convergys will have the exclusive right to any benefit received with respect to any Contingent Gain that primarily relates to the business of, or that is expressly assigned to, Cincinnati Bell or Convergys, respectively (an "Exclusive Contingent Gain"). Each of Cincinnati Bell and Convergys will have sole and exclusive authority to manage, control and otherwise determine all matters whatsoever with respect to an Exclusive Contingent Gain that primarily relates to its respective business. The parties have agreed that Cincinnati Bell will have the sole and exclusive authority to manage, control and otherwise determine all matters whatsoever with respect to any Shared Contingent Gain.

         The Distribution Agreement contains provisions that govern, except as otherwise provided in any ancillary agreement, the resolution of disputes, controversies or claims that may arise between or among the parties. These provisions contemplate that efforts will be made to resolve disputes, controversies and claims by escalation of the matter to senior management (or other mutually agreed) representatives of the parties. If such efforts are not successful, any party may submit the dispute, controversy or claim to mandatory, binding arbitration, subject to the provisions of the Distribution Agreement. The Distribution Agreement contains procedures for the selection of a sole arbitrator of the dispute, controversy or claim and for the conduct of the arbitration hearing, including certain limitations on discovery rights of the parties. These procedures are intended to produce an expeditious resolution of any such dispute, controversy or claim.

         In the event that any dispute, controversy or claim is, or is reasonably likely to be, in excess of $25 million, or in the event that an arbitration award in excess of $25 million is issued in any arbitration proceeding commenced under the Distribution Agreement, subject to certain conditions, any party may submit such dispute, controversy or claim to a court of competent


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jurisdiction and the arbitration provisions contained in the Distribution
Agreement will not apply. In the event that the parties do not agree that the amount in controversy is in excess of $25 million, the Distribution Agreement provides for arbitration of such disagreement.

         The Distribution Agreement also provides that during the period prior to the Convergys Distribution, Convergys will reimburse Cincinnati Bell for its proportionate share of premiums paid or accrued on insurance policies under which Convergys continues to have coverage.

Employee Benefits Agreement

         Prior to the Convergys Distribution, Cincinnati Bell and Convergys will enter into an Employee Benefits Agreement that will govern certain employee benefits obligations of Convergys. Under the Employee Benefits Agreement, Convergys will assume and agree to pay all liabilities relating to (a) those employees of Cincinnati Bell or its subsidiaries who will become employed by Convergys or its subsidiaries at or prior to the Convergys Distribution, (b) those directors of Cincinnati Bell who will become directors of Convergys and
(c) those former employees who are assigned to Convergys for purposes of allocating employee benefit obligations.

     Effective immediately after the Convergys Distribution, Convergys will establish Convergys' Pension Plan, which generally will be the same as the Cincinnati Bell pension plans which cover employees of CBIS and MATRIXX prior to the Convergys Distribution. The Convergys Pension Plan will assume all liabilities under the Cincinnati Bell pension plans for those employees and former employees who are employed by or transferred to Convergys. The assets of the trust established in conjunction with the Cincinnati Bell pension plans will be divided between the trust for the Cincinnati Bell pension plans and the trust for the Convergys Pension Plan in the manner agreed to by Cincinnati Bell and Convergys.

         With respect to each Cincinnati Bell Option outstanding at the Convergys Distribution, each optionee will receive a Convergys Option to purchase an equal number of Convergys common shares under Convergys' 1988 Long Term Incentive Plan ("1998 LTIP"). The exercise price of each outstanding Cincinnati Bell Option will be adjusted, and the exercise price of each new Convergys Option will be determined, so that (a) the sum of the exercise prices of the new



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Convergys Option and the Cincinnati Bell Option after the adjustment will be equal to the exercise price of the Cincinnati Bell Option prior to the adjustment and (b) the ratio of the exercise prices of each Convergys Option and Cincinnati Bell Option after the adjustment will be equal to the ratio of the fair market values of each Convergys common share and Cincinnati Bell common share after the adjustment. The terms of each Convergys Option will be the same as the terms of each outstanding Cincinnati Bell Option, except that termination of employment shall mean (a) for each Cincinnati Bell Option held by an employee of Convergys, termination of employment with Convergys and (b) for each Convergys Option held by an employee of Cincinnati Bell, termination of employment with Cincinnati Bell.

         With respect to any outstanding Cincinnati Bell common share issued under the Cincinnati Bell Long Term Incentive Plan which are subject to restrictions at the time of the Convergys Distribution, each shareholder shall receive a Convergys common share under the Convergys 1998 LTIP which shall be subject to the same restrictions, except that termination of employment shall mean (a) for each restricted Cincinnati Bell common share held by an employee of the Company, termination of employment with the Company, and (b) for each restricted Common Share held by an employee of Cincinnati Bell, termination of employment with Cincinnati Bell.

Services Agreement

         Cincinnati Bell and Convergys have entered into a services agreement (the "Services Agreement"), pursuant to which Cincinnati Bell will continue to provide corporate support services to Convergys through the date of the Convergys Distribution and Convergys may provide similar services to Cincinnati Bell after the date of the Convergys Distribution, including treasury, accounting, tax, human resources functions, food services, transportation services and insurance and employee benefit program administration.

         The term of the Service Agreement began on the closing date of the Offer and continues until a date that is six months after the date of the Convergys Distribution unless terminated earlier (i) by the mutual consent of the parties, (ii) by the receiving party terminating any or all of the services that it is receiving upon 30 days written notice to the providing party of such services, or (iii) by the non-defaulting party if the other party is in material default under this



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Agreement and fails to cure such default within the cure period. The charges for the services described in the Services Agreement will be the cost actually incurred by the providing party or such other charges as the parties may agree.

         In the Services Agreement, Cincinnati Bell has agreed that, to the extent that Cincinnati Bell is providing indemnification (through insurance or otherwise) to any "Covered Individual" at any time prior to the date of the Convergys Distribution for such individual's acts and omissions in any capacity, Cincinnati Bell shall continue to provide such indemnification, for any acts or omissions occurring prior to the date of the Convergys Distribution, through the last day of the five-year period commencing on the date of the Convergys Distribution. To the extent that such indemnification is being provided through insurance, any premiums for such insurance payable after the date of the Convergys Distribution shall be shared equally by Cincinnati Bell and Convergys. For purposes of this paragraph, "Covered Individual" means an officer, director or employee of Cincinnati Bell or a Cincinnati Bell affiliate (and, where appropriate, their spouses, estates, heirs, legal representatives and assigns)
(i) who is insured, in any capacity, under Cincinnati Bell's Directors and Officers and Convergys Reimbursement Policy at any time prior to the date of the Convergys Distribution and (ii) who is an officer, director or employee of Convergys or a Convergys affiliate on the day immediately following the date of the Convergys Distribution. The above-stated Cincinnati Bell obligations survive the termination of the Services Agreement.

         The Services Agreement provides that, to the extent that at the date of the Convergys Distribution, the Cincinnati Bell Foundation has assets in excess of its commitments, the parties shall cause such Foundation's trustees to contribute half of such excess to a foundation established by Convergys which qualifies as a charitable entity under Section 501(c)(3) of the Internal Revenue Code.

Tax Allocation Agreement

         Cincinnati Bell and Convergys have entered into a Tax Separation and Allocation Agreement (the "Tax Allocation Agreement"), pursuant to which Convergys will make a payment to Cincinnati Bell, or Cincinnati Bell will make a payment to Convergys, as appropriate, of an amount in respect of taxes shown as due attributable to the operations of




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Convergys on the consolidated federal income tax return and combined or consolidated state income or franchise tax returns filed by Cincinnati Bell for the period commencing on January 1, 1998 and ending on the date on which Convergys ceases to be a member of the Cincinnati Bell consolidated group. In addition, each party has agreed to indemnify the other party and its subsidiaries for (i) any liability for taxes arising from or attributable to any of the transactions that are directly related to the Convergys Distribution failing to qualify under Section 355 of the Internal Revenue Code, but only if such failure (A) was caused by an act that occurred after the Convergys Distribution in which such party participated or (B) was otherwise attributable to certain representations and warranties contained in the Tax Allocation Agreement failing to be true as of the date of the agreement, (ii) any liability or damage resulting from a breach by such party of any representation or covenant contained in the Tax Allocation Agreement, (iii) any tax liability resulting from the Convergys Distribution and attributable to any action of such party and (iv) all liabilities, costs, expenses (including attorneys' fees and expenses), losses, damages, settlements or judgments arising out of or incident to the imposition, assertion or assessment of any tax liability or damage described in the preceding subclauses. The Tax Allocation Agreement also sets forth procedures for dealing with audits, settlements, the payment of taxes and tax deficiencies, the recovery of refunds and the filing of tax returns by the parties.

Cincinnati Bell/Convergys Contract

         Cincinnati Bell and Convergys have entered into a ten-year contract which remains in effect until June 30, 2008. Convergys will continue to be the primary provider of certain data processing, professional and consulting, technical support and customer support services for Cincinnati Bell Telephone, and Cincinnati Bell Telephone will be the exclusive provider of local telecommunications services to Convergys. CBIS provides these data processing and professional and consulting services for selected operational support systems of Cincinnati Bell Telephone in the areas of repair, provisioning and miscellaneous operational functions. Data processing services consist of operating and maintaining the computer programs comprising the Cincinnati Bell Telephone systems. Professional and consulting services consist of developing, testing and implementing enhancements to the Cincinnati Bell Telephone systems based on Cincinnati Bell Telephone requests. The technical support and customer support services consist of providing dedicated services to Cincinnati Bell Telephone. MATRIXX currently acts as


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Cincinnati Bell Telephone's sales account management team to sell Cincinnati
Bell Telephone's complete product line (including Lucent Technologies telephone systems, AT&T network services and Cincinnati Bell Telephone local services) to approximately 35,000 small business market customers. MATRIXX also currently provides customer management services to support Cincinnati Bell Telephone's credit and collections functions, satellite television operations, wireless communications operations and Internet (FUSE(R)) marketing initiatives. MATRIXX also functions as Cincinnati Bell Telephone's help desk to support FUSE start-up and on-going services. In 1997, Cincinnati Bell Telephone paid Convergys approximately $49 million for these services, and Convergys paid Cincinnati Bell Telephone approximately $1.2 million for telecommunications services.

YEAR 2000

         Since 1996, Cincinnati Bell has devoted significant time and resources to achieve Year 2000 compliance. Accordingly, Cincinnati Bell will incur a substantial amount of Year 2000 remediation costs to repair or replace non-compliant network elements, operations support systems and application software prior to the new millennium.

         A Steering Committee, chaired by Cincinnati Bell's Chief Operations Officer and composed of upper-level management personnel, sets the direction and monitors the activity of Cincinnati Bell's Year 2000 Program Management Office. The Program Management Office's responsibility is to make Cincinnati Bell Year 2000 compliant.

         Cincinnati Bell (excluding Convergys) incurred Year 2000 costs of approximately $4 million prior to 1998. Cincinnati Bell (excluding Convergys) expects Year 2000 costs in 1998 to be in the range of $10 million to $15 million, with costs in 1999 estimated in the range of $5 million to $8 million.

         Cincinnati Bell Telephone's goal is to have its network, information technology ("IT") and facilities systems equipped with any required fixes or upgrades and tested by March 31, 1999. Certain other systems and equipment will be replaced rather than fixed, and Cincinnati Bell Telephone's goal is to have these replacements installed and tested within the first six months of 1999.

         Cincinnati Bell Long Distance Inc. ("CBLD"), a wholly owned subsidiary of Cincinnati


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Bell, hopes to have its network, IT and facilities systems, other than its billing system, equipped with any required fixes or upgrades and tested by March 31, 1999. CBLD's goal is to have its billing system equipped with any required fixes or upgrades and tested by June 30, 1999.

         Cincinnati Bell Directory Inc. ("CBD"), a wholly owned subsidiary of Cincinnati Bell, hopes to have its network, IT and facilities systems equipped with any required fixes or upgrades and tested by March 31, 1999. Certain other systems and equipment will be replaced rather than fixed, and CBD's goal is to have these replacements installed and tested within the first six months of 1999.

         Cincinnati Bell Supply Company, a wholly owned subsidiary of Cincinnati Bell, hopes to have its systems equipped with any required fixes or upgrades and tested by December 31, 1998.

         Cincinnati Bell's success in becoming Year 2000 compliant on or before June 30, 1999 largely depends on Cincinnati Bell's vendors and business partners being Year 2000 compliant on or before June 30, 1999. The Program Management Office is working diligently with Cincinnati Bell's vendors and business partners to assure itself, to the extent possible, that the vendors and business partners are taking the necessary steps to become Year 2000 compliant. Cincinnati Bell's worst case scenario is that such vendors and business partners will not be Year 2000 compliant. To the extent that any of Cincinnati Bell's vendors or business partners experience Year 2000 technology difficulties which materially affect their businesses, such difficulties could have a material adverse effect on Cincinnati Bell's business, results of operations and financial condition.

         Cincinnati Bell currently does not have a contingency plan for the Year 2000; however, Cincinnati Bell plans to develop a contingency plan beginning in the fourth quarter of 1998. Cincinnati Bell will conduct an evaluation of its existing Disaster Recovery and Business Continuity Plans to evaluate whether such plans need to be supplemented in connection with planning for the Year 2000. In addition, Cincinnati Bell will establish a plan for addressing issues and problems that could arise between December 31, 1999 and January 3, 2000 and after such period if necessary.

         Although Cincinnati Bell has currently targeted June 30, 1999 for achieving full Year 2000 compliance, its original goal was December 31, 1998. Cincinnati Bell currently believes that the June 30, 1999 target date can be achieved but, because of the complexity of the Year 2000 problem, there can be no assurance that Cincinnati Bell will achieve complete Year 2000 compliance by this date or before the year 2000. Cincinnati Bell's failure to achieve Year 2000 compliance could have a material adverse



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effect on Cincinnati Bell's business, results of operation and financial condition.

REGULATORY MATTERS

         As reported in Cincinnati Bell's Form 10-Q for the quarter ended June 30, 1998, Cincinnati Bell Telephone and numerous other local exchange carriers
(LECs) filed appeals in the United States Court of Appeals for the Eighth Circuit challenging various aspects of the FCC's May 16, 1997 First Report and Order in the access charge reform proceeding. On August 19, 1998, the Eighth Circuit issued a decision upholding the FCC's order. Since Cincinnati Bell Telephone is already complying with the FCC's order, the Eighth Circuit's decision is not expected to have a material impact on Cincinnati Bell Telephone's financial condition.

FINANCIAL DATA

         In connection with the registration of the Cincinnati Bell debt securities and the Cincinnati Bell Telephone guaranteed debt securities, the following consolidated pro forma financial data of Cincinnati Bell and historical financial data of Cincinnati Bell Telephone are presented.

CINCINNATI BELL CONSOLIDATED PRO FORMA FINANCIAL DATA

         The following table presents consolidated pro forma financial data for Cincinnati Bell, giving effect to the acquisition by MATRIXX on February 28, 1998 of American Transtech, Inc. and the assets of AT&T Canada Enterprises, Inc., AT&T's Canadian customer care business, (collectively "Transtech") from AT&T Corp. (the "Transtech Acquisition") and the Convergys Distribution. The pro forma statement of operations data for each of the three years ended December 31, 1995, 1996 and 1997 and the six months ended June 30, 1997 and 1998 are taken from, or prepared on a basis consistent with, and should be read along with, the Cincinnati Bell Consolidated Pro Forma Financial Statements and notes thereto beginning on page 19.

         The consolidated pro forma balance sheet data have been presented as if the Convergys Distribution had occurred on June 30, 1998. The consolidated pro forma statement of operations data for the year ended December 31, 1997 and the six months ended June 30, 1997 and 1998 have been presented as if the Transtech Acquisition had occurred on January 1, 1997. The consolidated pro forma statement of operations data for the years ended December 31, 1995, 1996 and 1997 and the six months ended June 30, 1997 and 1998 have been presented as if the Convergys Distribution had occurred on January 1, 1995.

         The consolidated pro forma financial data provided below are unaudited, are presented for informational purposes only and do not necessarily indicate what the actual results of operations would have been had the Transtech Acquisition and the Convergys Distribution occurred on the dates assumed, or what the future operating results or financial position of Cincinnati Bell may be. The data provided below should be read along with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated historical and consolidated pro forma financial statements and the notes thereto of Cincinnati Bell included in the following documents previously filed by Cincinnati Bell (collectively, "Previously Filed Documents"):



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     -   Annual Report on Form 10-K for the year ended December 31, 1997;

     - Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998; and

     -   Current Reports on Form 8-K, dates of report February 2, 1998,
         March 3, 1998 (as amended by Form 8-K/A, date of report March 3, 1998) and September 2, 1998.








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

            CINCINNATI BELL CONSOLIDATED PRO FORMA FINANCIAL DATA

                                                                                             SIX MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,                        JUNE 30,
                                         --------------------------------------------    -----------------------------
                                             1995            1996           1997            1997           1998
                                         -------------- --------------- -------------    ------------ ----------------
STATEMENT OF OPERATIONS DATA:               (IN MILLIONS EXCEPT FOR PER SHARE INFORMATION, OPERATING DATA AND RATIOS)
Revenues                                   $   736.0     $    779.8      $    834.5     $    407.0      $    436.0
Costs and expenses:
  Costs of providing services and
     products sold                             301.9          321.3           344.6          168.8           182.2
  Selling, general and administrative          176.7          186.6           184.7           93.7           104.1
  Depreciation and amortization                116.4          121.0           124.3           61.3            54.0
  Year 2000 programming costs                   ---            ---              4.2           ---              5.2
  Mandated telecommunications costs             ---            ---              6.3            2.2             9.8
  Special items (credits) (1)                  131.6          (29.7)          (21.0)         (21.0)           ---
                                          ----------    -----------     -----------     ----------      ----------
       Total costs and expenses                726.6          599.2           643.1          305.0           355.3

Operating income (2)                             9.4          180.6           191.4          102.0            80.7

Other income (expense), net (3)                 (9.1)           0.5            (2.7)          (1.3)          (10.7)
Interest expense (4)                            45.4           27.9            30.1           15.5            10.8
                                          ----------    -----------     -----------     ----------      ----------

Income (loss) before income taxes              (45.1)         153.2           158.6           85.2            59.2

Income taxes                                   (16.0)          53.7            56.3           30.0            20.6
Income (loss) from continuing             ----------    -----------     -----------     ----------      ----------
    operations (5)                        $    (29.1)   $      99.5     $     102.3     $     55.2      $     38.6
                                          ==========    ===========     ===========     ==========      ==========

Earnings (loss) per common share
  Basic                                        $(.22)          $.74            $.76           $.41            $.28
  Diluted                                      $(.22)          $.73            $.74           $.40            $.28

Weighted average common shares
 outstanding and equivalents:
  Basic                                        132.0          133.9           135.2          135.1           135.9
  Diluted                                      132.0          137.2           137.7          137.6           138.5

OTHER FINANCIAL DATA:
Capital additions (including
    acquisitions)                         $     92.8    $     106.4     $     159.6     $     89.5      $     79.4
Ratio of earnings to fixed charges (6)          ---            5.96            5.66           5.98            5.74

OPERATING DATA:
Network access lines (in thousands)              906            958           1,005            984           1,025
Employees                                      3,088          3,109           3,318          3,178           3,509
                                                                                                       --------------
                                                                                                         AS OF JUNE
                                                                                                          30, 1998
                                                                                                       --------------
BALANCE SHEET DATA:
Cash and cash equivalents                                                                               $      0.1
Net property, plant and equipment                                                                            604.5
Total assets                                                                                                 842.7

Debt:
  Maturing within one year                                                                                   151.1
  Long-term                                                                                                  267.6
                                                                                                          --------
Total debt                                                                                                   418.7

Shareowners' equity (7)                                                                                      128.8

        NOTES TO CINCINNATI BELL CONSOLIDATED PRO FORMA FINANCIAL DATA

(1) The special item in 1995 was a $131.6 million charge, net of settlement gains, associated with a restructuring of Cincinnati Bell and Cincinnati Bell Telephone operations. The special credits recorded in 1996 and in 1997 were non-cash settlement gains resulting from lump-sum pension distributions pursuant to the 1995 Cincinnati Bell and Cincinnati Bell Telephone restructuring plan.

(2) Operating income includes special items as discussed in Note 1 above. Excluding special items, pro forma operating income was $141.0 million in 1995, $150.9 million in 1996, $170.4 million in 1997 and $81.0 million for the six months ended June 30, 1997. Pro forma operating income for the six months ended June 30, 1998 was not affected by special items.

(3) Other income (expense), net for 1995 includes a charge of $5.0 million to reduce real estate held for sale to its fair market value. Other income (expense), net for the six months ended June 30, 1998 includes $8.8 million in equity losses from the Cincinnati Bell Wireless venture with AT&T.

(4) Interest expense in 1996 includes a $2.5 million reversal of accrued interest related to liabilities to interexchange carriers.

(5) Income from continuing operations excludes a $7.0 million extraordinary charge, net of tax benefit, recorded in 1995 for debt extinguishment and a non-cash $210.0 million extraordinary charge, net of tax benefit, recorded in 1997 resulting from Cincinnati Bell Telephone's discontinuance of Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation."

(6) For these ratios, "earnings" is determined by adding "total fixed charges" (excluding capitalized interest), income taxes, minority interest and amortization of capitalized interest to income from continuing operations after eliminating equity in undistributed earnings. For this purpose, "total fixed charges" consists of (i) interest on all indebtedness and amortization of debt discount and expense, (ii) capitalized interest and
     (iii) the interest component of rental expense. Cincinnati Bell's earnings in 1995, pro forma for the Convergys Distribution, were insufficient to cover fixed charges by $45.1 million. Cincinnati Bell's ratio of earnings to fixed charges, pro forma for the Convergys Distribution, reflects special items (credits) of $131.6 million in 1995, $(29.7) million in 1996, and $(21.0) million in 1997 and $(21.0) million for the first six months of 1997. Excluding these special items, Cincinnati Bell's ratio of earnings to fixed charges, pro forma for the Convergys Distribution, would have been
     2.75 in 1995, 5.00 in 1996, 5.05 in 1997 and 4.75 for the six months ended
     June 30, 1997. Cincinnati Bell's ratio of earnings to fixed charges, pro forma for the Convergys Distribution, for the six months ended June 30, 1998 was not affected by special items.

(7) Pro forma shareowners' equity reflects the elimination of Convergys' shareowners' equity from Cincinnati Bell's historical amounts and the incurrence of approximately $10 million in nonrecurring costs (net of tax benefit) related to the Convergys Distribution. Included in the elimination of Convergys' shareowners' equity is an estimated amount of approximately $33 million (net of deferred tax benefit) resulting from the allocation of Cincinnati Bell pension trust assets and obligations to Convergys. The actual amount of shareowners' equity transferred to Convergys as a result of the allocation of the Cincinnati Bell pension trust assets will be determined by calculations agreed to by the management of Cincinnati Bell and Convergys, and may differ from the amount reflected. The final allocation may differ due to the discount rates and other assumptions used in the final calculation at the time of the Convergys Distribution. In addition, the final pension asset allocation will be subject to regulatory approval.

CINCINNATI BELL TELEPHONE HISTORICAL FINANCIAL DATA

        The following table presents summary historical financial data of Cincinnati Bell Telephone. The statement of operations data for each of the three years ended December 31, 1995, 1996 and 1997 and the balance sheet data at December 31, 1996 and 1997 are taken from and should be read along with the audited consolidated financial statements and the notes thereto of Cincinnati Bell included in the Previously Filed Documents. The statement of operations data for the six months ended June 30, 1997 and 1998 and the balance sheet data at June 30, 1997 and 1998 are taken from financial statements which are unaudited but which, management of Cincinnati Bell believes, fairly present Cincinnati Bell Telephone's financial position and results of operations for those periods.

        Cincinnati Bell Telephone is a wholly owned subsidiary of Cincinnati Bell, and it receives general and administrative services from Cincinnati Bell. Cincinnati Bell Telephone's cash is managed by Cincinnati Bell and its operations are partially financed through borrowings of Cincinnati Bell. The financial data provided below are presented for informational purposes only and does not necessarily indicate what the results of operations and financial position of Cincinnati Bell Telephone would have been if Cincinnati Bell Telephone were not a wholly owned subsidiary of Cincinnati Bell, or what Cincinnati Bell Telephone's future performance may be.

               CINCINNATI BELL TELEPHONE HISTORICAL FINANCIAL DATA

                                                                                               SIX MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,                       JUNE 30,
                                         --------------------------------------------    -----------------------------
                                             1995            1996           1997            1997           1998
                                         -------------- --------------- -------------    ------------ ----------------
STATEMENT OF OPERATIONS DATA:                         (IN MILLIONS EXCEPT FOR OPERATING DATA AND RATIOS)
Revenues                                  $    624.4     $    650.8      $    670.1     $    326.7      $    353.4
Costs and expenses:
  Costs of providing services and
     products sold                             253.6          257.7           267.6          131.3           143.0
  Selling, general and administrative          142.1          149.3           145.6           74.7            78.0
  Depreciation and amortization                113.0          116.6           120.6           59.7            52.0
  Year 2000 programming costs                   ---            ---              4.2           ---              5.2
  Mandated telecommunications cost              ---            ---              6.3            2.2             9.8
  Special items (credits) (1)                  121.7          (28.5)          (21.0)         (21.0)           ---
                                         -----------    -----------     -----------     ----------      ----------
       Total costs and expenses                630.4          495.1           523.3          246.9           288.0

Operating income (loss) (2)                     (6.0)         155.7           146.8           79.8            65.4

Other income, net                               11.4            3.9             5.7            3.0            ---
Interest expense (3)                            26.9           17.4            20.4           10.2             9.5
                                         -----------    -----------     -----------     ----------      ----------
Income (loss) before income taxes              (21.5)         142.2           132.1           72.6            55.9

Income taxes                                   (10.2)          49.6            46.9           25.6            19.0

Income (loss) from continuing            -----------    -----------     -----------     ----------      ----------
  operations                                   (11.3)          92.6            85.2           47.0            36.9
                                         -----------    -----------     -----------     ----------      ----------
Extraordinary item (4)                          ---            ---           (210.0)          ---             ---
                                         -----------    -----------     -----------     ----------      ----------
Net income (loss)                         $    (11.3)    $     92.6      $   (124.8)    $     47.0      $     36.9
                                         ===========    ===========     ===========     ==========      ==========

OTHER FINANCIAL DATA:
Capital additions                         $     90.3     $    101.4      $    141.1      $    75.7      $     82.3
Ratio of earnings to fixed charges (5)         ---             8.15            6.60           7.25            5.95

OPERATING DATA:
Network access lines (in thousands)              906            958           1,005            984           1,025
Employees                                      2,732          2,710           2,863          2,772           2,958


                                                             AS OF DECEMBER 31,                 AS OF JUNE 30,
                                                        -----------------------------    -----------------------------
                                                             1996           1997            1997           1998
                                                        --------------- -------------    ------------ ----------------
BALANCE SHEET DATA:
Cash and cash equivalents (6)                           $      (2.3)    $      (3.6)    $     (4.7)    $      (3.6)
Net property, plant and equipment (4)                         855.2           550.6          870.9           581.2
Total assets                                                1,005.5           706.4        1,040.0           752.6

Notes payable to parent                                        56.6            63.4           72.2           101.3
Debt maturing within one year                                   0.8             3.4            3.5             3.3
Long-term debt                                                221.5           218.4          219.0           218.0

Shareowner's equity (4)                                       450.6           240.2          441.4           246.7

          NOTES TO CINCINNATI BELL TELEPHONE HISTORICAL FINANCIAL DATA

(1) The special item in 1995 was a $121.7 million charge, net of settlement gains, associated with a restructuring of Cincinnati Bell Telephone operations. The special credits recorded in 1996 and 1997 were non-cash settlement gains resulting from lump-sum pension distributions pursuant to the 1995 Cincinnati Bell Telephone restructuring.

(2) Operating income (loss) includes special items as discussed in Note 1 above. Excluding special items, operating income would have been $115.7 million in 1995, $127.2 million in 1996, $125.8 million in 1997 and $58.8 million for the six months ended June 30, 1997. Operating income for the six months ended June 30, 1998 was not affected by special items.

(3) Interest expense in 1996 includes a $2.5 million reversal of accrued interest related to liabilities to interexchange carriers.

(4) The extraordinary item recorded in 1997 was a non-cash charge of $210.0 million, net of tax benefit, resulting from Cincinnati Bell Telephone's discontinuance of SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation." The charge resulted in a $327.7 million reduction in Cincinnati Bell Telephone's property, plant and equipment and a $210.0 million reduction in shareowner's equity.

(5) For these ratios, "earnings" is determined by adding "total fixed charges" (excluding capitalized interest), income taxes, minority interest and amortization of capitalized interest to income from continuing operations after eliminating equity in undistributed earnings. For this purpose, "total fixed charges" consists of (i) interest on all indebtedness and amortization of debt discount and expense, (ii) capitalized interest and
     (iii) the interest component of rental expense. Cincinnati Bell Telephone's earnings in 1995 were insufficient to cover fixed charges by $21.4 million. Cincinnati Bell Telephone's ratio of earnings to fixed charges reflects special items (credits) of $121.7 million in 1995, $(28.6) million in 1996, $(21.0) million in 1997 and $(21.0) million for the first six months of 1997. Excluding these special items, Cincinnati Bell Telephone's ratio of earnings to fixed charges would have been 4.28 in 1995, 6.71 in 1996, 5.71 in 1997 and 5.49 for the six months ended June 30, 1997. Cincinnati Bell Telephone's ratio of earnings to fixed charges for the six months ended June 30, 1998 was not affected by special items.

(6) Cincinnati Bell has historically managed cash on a centralized basis, which resulted in negative cash balances for Cincinnati Bell Telephone for financial reporting purposes at the dates presented above.

CINCINNATI BELL CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS

         The following consolidated pro forma financial statements present pro forma information for Cincinnati Bell, giving effect to the Transtech Acquisition and the Convergys Distribution. These consolidated pro forma financial statements are based upon the historical consolidated financial statements of Cincinnati Bell for each of the periods presented and on the historical financial statements of Transtech for the year ended December 31, 1997 and the two months ended February 28, 1998. The historical consolidated financial statements of Cincinnati Bell as of and for the six months ended June 30, 1998 and the historical financial statements of Transtech for the two months ended February 28, 1998 are unaudited.

         The consolidated pro forma statements of operations for the year ended December 31, 1997 and the six months ended June 30, 1998 have been presented as if the Transtech Acquisition had occurred on January 1, 1997. The consolidated pro forma statements of operations for the years ended December 31, 1995, 1996, 1997 and the six months ended June 30, 1998 have been presented as if the Convergys Distribution had occurred on January 1, 1995. The consolidated pro forma statements of operations for the periods indicated above reflect the Transtech Acquisition using the purchase method of accounting and the resulting amortization of goodwill and other intangibles as well as the financing of, and interest expense related to the acquisition.

         The consolidated pro forma balance sheet as of June 30, 1998 has been presented as if the Convergys Distribution had occurred on June 30, 1998. (The Transtech Acquisition was completed on February 28, 1998 and is reflected in the historical consolidated balance sheet of Cincinnati Bell as of June 30, 1998.)

         The consolidated pro forma financial statements are unaudited, are presented for informational purposes only and do not necessarily indicate what the actual results of operations would have been had the Transtech Acquisition and the Convergys Distribution occurred on the dates assumed, or what the future operating results or financial position of Cincinnati Bell may be. The consolidated pro forma financial statements should be read along with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated historical financial statements and the notes thereto of Cincinnati Bell included in the Previously Filed Documents.

                CONSOLIDATED PRO FORMA STATEMENTS OF OPERATIONS

                                                 CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                                                      FOR THE SIX MONTHS ENDED JUNE 30, 1998
                             ------------------------------------------------------------------------------------
                                                                           PRO FORMA
                                            HISTORICAL                      BEFORE
                              HISTORICAL    TRANSTECH                      CONVERGYS      CONVERGYS
                              CINCINNATI    (1/1/98 -     ACQUISITION    DISTRIBUTION   DISTRIBUTION
                                 BELL        2/28/98)     ADJUSTMENTS     ADJUSTMENTS    ADJUSTMENTS   PRO FORMA
                             ------------- ------------- --------------- -------------- -------------- ----------
                                                   (IN MILLIONS, EXCEPT PER SHARE INFORMATION)
Revenues                     $  1,075.3    $    62.4          ---        $ 1,137.7     $  (701.7) (4)  $   436.0

Costs and expenses                906.4         61.1     $     3.9   (1)     971.4        (616.1) (5)      355.3
                              ---------    ---------       -------        --------     ---------       ---------

Operating income                  168.9          1.3          (3.9)          166.3         (85.6)           80.7

Other income (expense), net         0.8         ---           ---              0.8         (11.5) (6)      (10.7)
Interest expense                   28.4         ---            6.1   (2)      34.5         (23.7) (7)       10.8
                             ----------     --------      --------       ---------     ---------       ---------
Income before income taxes        141.3          1.3         (10.0)          132.6         (73.4)           59.2

Income taxes                       49.6          0.5          (3.8)  (3)      46.3         (25.7) (8)       20.6
                             ----------    ----------     --------       ---------     ---------       ---------
Income from continuing
    operations               $     91.7    $     0.8     $    (6.2)      $    86.3     $   (47.7)      $    38.6
                             ===========   ==========    =========       =========     =========       =========

Earnings per common share
   Basic                     $      .67                                  $     .64                     $     .28
   Diluted                   $      .66                                  $     .62                     $     .28

Weighted average common shares
  outstanding including
  equivalents:
   Basic                          135.9                                      135.9                         135.9
   Diluted                        138.5                                      138.5                         138.5

                                                    CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                                                         FOR THE YEAR ENDED DECEMBER 31, 1997
                                 -------------------------------------------------------------------------------------
                                                                            PRO FORMA
                                                                              BEFORE
                                  HISTORICAL                                CONVERGYS       CONVERGYS
                                  CINCINNATI    HISTORICAL   ACQUISITION   DISTRIBUTION   DISTRIBUTION
                                     BELL       TRANSTECH    ADJUSTMENTS   ADJUSTMENTS     ADJUSTMENTS     PRO FORMA
                                 ------------- ------------- ------------- ------------- ---------------- ------------
                                                     (IN MILLIONS, EXCEPT PER SHARE INFORMATION)
Revenues                           $1,756.8     $  402.4        ---          $2,159.2    $(1,324.7) (4)     $  834.5

Costs and expenses                  1,443.7        364.0    $   23.5 (1)      1,831.2     (1,188.1) (5)        643.1
                                 ----------    ---------    --------         --------     --------          --------

Operating income                      313.1         38.4       (23.5)           328.0       (136.6)            191.4

Other income (expense), net            19.3          1.1        ---              20.4        (23.1) (6)         (2.7)
Interest expense                       35.5          0.2        36.3 (2)         72.0        (41.9) (7)         30.1
                                 ----------    ---------    --------         --------     --------          --------
Income before income taxes            296.9         39.3       (59.8)           276.4       (117.8)            158.6

Income taxes                          103.3         15.2       (22.6) (3)        95.9        (39.6) (8)         56.3
                                  ---------     --------    --------         --------     --------          --------
Income from continuing
    operations                    $   193.6    $    24.1    $  (37.2)        $  180.5    $   (78.2)         $  102.3
                                  =========    =========    ========         ========     ========          ========

Earnings per common share
   Basic                          $    1.43                                  $   1.34                       $    .76
   Diluted                        $    1.41                                  $   1.31                       $    .74

Weighted average common shares
  outstanding including
  equivalents:
  Basic                               135.2                                     135.2                          135.2
  Diluted                             137.7                                     137.7                          137.7

                                                   CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                                                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                               ---------------------------------------------------
                                                                    CONVERGYS
                                                  HISTORICAL      DISTRIBUTION
                                               CINCINNATI BELL     ADJUSTMENTS       PRO FORMA
                                               ----------------- ---------------- ----------------
                                                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

     Revenues                                  $   1,573.7       $   (793.9)(4)    $    779.8

     Costs and expenses                            1,267.2           (668.0)(5)         599.2
                                               -----------       ----------         ---------

     Operating income                                306.5           (125.9)            180.6

     Other income (expense), net                      12.1            (11.6)(6)           0.5
     Interest expense                                 33.9             (6.0)(7)          27.9
                                               -----------       ----------         ---------
     Income before income taxes                      284.7           (131.5)            153.2
     Income taxes                                     99.7            (46.0)(8)          53.7
                                               -----------       ----------         ---------
     Income from continuing operations         $     185.0       $    (85.5)        $    99.5
                                               ===========       ==========         =========

     Earnings per common share
         Basic                                 $      1.38                         $      .74
         Diluted                               $      1.35                         $      .73

     Weighted average common shares
       outstanding including equivalents:
         Basic                                       133.9                              133.9
         Diluted                                     137.2                              137.2

                                                 CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                                                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                               ---------------------------------------------------
                                                                   CONVERGYS
                                                 HISTORICAL      DISTRIBUTION
                                              CINCINNATI BELL    ADJUSTMENTS        PRO FORMA
                                              ---------------  ---------------   --------------
                                                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

     Revenues                                 $    1,336.1       $  (600.1) (4)    $   736.0

     Costs and expenses                            1,289.4          (562.8) (5)        726.6
                                              ------------       ---------         ---------

     Operating income                                 46.7           (37.3)              9.4

     Other income (expense), net                     (13.5)            4.4  (6)         (9.1)
     Interest expense                                 52.8            (7.4) (7)         45.4
                                              ------------       ---------         ---------
     Loss before income taxes                        (19.6)          (25.5)            (45.1)
     Income taxes                                      5.7           (21.7) (8)        (16.0)
                                              ------------       ---------         ---------
     Loss from continuing operations          $      (25.3)      $    (3.8)        $   (29.1)
                                              ============       =========         =========

     Loss per common share
       Basic                                   $     (0.19)                        $   (0.22)
       Diluted                                 $     (0.19)                        $   (0.22)

     Weighted average common shares
       outstanding including equivalents:
       Basic                                         132.0                             132.0
       Diluted                                       132.0                             132.0

            NOTES TO CONSOLIDATED PRO FORMA STATEMENTS OF OPERATIONS

(1) Adjustment gives effect to the amortization of intangible assets acquired and depreciation of property and equipment acquired. Cincinnati Bell's allocation of the Transtech purchase price is as follows: acquired contracts - $68.2 million; in-process research and development - $42.6 million; assembled workforce - $11.4 million; internally-developed software - $4.4 million; fair value of other tangible assets acquired - $91.0 million; and goodwill - $414.4 million. Assigned lives for the acquired intangible assets are as follows: acquired contracts - 8 years; assembled workforce - 15 years; and goodwill - 30 years. Assigned lives for property and equipment are as follows: software and personal computers - 3 years; equipment - 5 years; and buildings - 30 years.

(2) The Transtech Acquisition and associated costs were financed entirely through short-term variable rate commercial paper issued by Cincinnati Bell. Interest expense has been recorded at the rate (5.75%) for the commercial paper that was issued to finance the acquisition.

(3) Adjustment reflects the income tax effect of the acquisition adjustments at Convergys' statutory tax rate for the respective period.

(4) Adjustment eliminates Convergys' revenues or pro forma revenues after giving effect to the Transtech Acquisition.

(5) Adjustment eliminates Convergys' expenses or pro forma expenses after giving effect to the Transtech Acquisition. For purposes of this adjustment, general overhead expenses incurred by Cincinnati Bell, which had been charged to Convergys as a management fee, remain a part of the expenses of Cincinnati Bell and have not been eliminated by the Convergys Distribution adjustments.

(6) Adjustment eliminates other income (expense), net related to Convergys. Adjustment includes the elimination of equity earnings from Cincinnati SMSA Limited Partnership which operates a cellular telecommunications business in southwestern Ohio and northern Kentucky.

(7) Adjustment eliminates Convergys' pro forma interest expense after giving effect to the Transtech Acquisition. Interest expense for Convergys is determined based upon the weighted average interest rate for Cincinnati Bell's short-term and long-term interest rates for the respective period for Cincinnati Bell debt allocated to Convergys and the interest rate associated with any direct indebtedness of Convergys.

(8) Adjustment reflects the provision for income taxes for the pre-tax adjustments at Convergys' statutory tax rate for the respective period.

                      CONSOLIDATED PRO FORMA BALANCE SHEET

                                                         AS OF JUNE 30, 1998
                                              -------------------------------------------
                                                                CONVERGYS
                                               HISTORICAL     DISTRIBUTION
                                               CINCINNATI     ADJUSTMENTS
                                                  BELL            (1)        PRO FORMA
                                              ------------   ------------- -------------
                                                            (IN MILLIONS)
Cash and cash equivalents                       $    1.6       $    (1.5)       $    0.1
Receivables                                        481.4          (325.0)          156.4
Materials and supplies                              15.7            ---             15.7
Deferred income taxes                               17.6            (6.3)           11.3
Prepaid expenses and other current assets           57.8           (30.2)           27.6
                                                --------       ---------        --------
     Total current assets                       $  574.1        $ (363.0)       $  211.1
                                                --------       ---------        --------

Property, plant and equipment                      819.8          (215.3)          604.5
Goodwill and other intangibles, net                726.0          (708.8)           17.2
Investments in unconsolidated entities              87.5           (83.6)            3.9
Deferred charges and other current assets           87.7           (81.7)            6.0
                                                --------       ---------        --------
     Total assets                               $2,295.1       $(1,452.4)       $  842.7
                                                ========       =========        ========

Debt maturing within one year                      905.9          (754.8) (2)      151.1
Accounts payable and other current
   liabilities                                     391.8          (177.6)          214.2
                                                --------       ---------        --------

     Total current liabilities                   1,297.7          (932.4)          365.3

Long-term debt                                     268.5            (0.9) (2)      267.6
Other long-term liabilities                        106.6           (25.6)           81.0
                                                --------       ---------        --------
     Total liabilities                           1,672.8          (958.9)          713.9
                                                --------       ---------        --------

Shareowners' equity                                622.3          (493.5) (3)      128.8
                                                --------       ---------        --------

     Total liabilities and
     shareowners' equity                        $2,295.1       $(1,452.4)       $  842.7
                                                ========       =========        ========



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


                NOTES TO CONSOLIDATED PRO FORMA BALANCE SHEET

(1) Adjustments in this column reflect the elimination of assets and liabilities that will be transferred from Cincinnati Bell to Convergys based on the June 30, 1998 consolidated balance sheet of Cincinnati Bell.

(2) Adjustments to debt maturing within one year and long-term debt represent the amount of direct outstanding indebtedness of Convergys and its subsidiaries and approximately $752 million in intercompany debt that Convergys owes to Cincinnati Bell. Pursuant to the terms of the Distribution Agreement, Convergys will repay this intercompany indebtedness at or before the date of the Convergys Distribution date. The actual amount of the intercompany indebtedness repayment will be determined based on Convergys' cash flow activity from July 1, 1998 to the date of the repayment and the resultant intercompany balances. The proceeds from the intercompany indebtedness repayment from Convergys will be used by Cincinnati Bell to repay outstanding short-term variable rate debt.

(3) Pro forma shareowners' equity reflects the elimination of Convergys' shareowners' equity from Cincinnati Bell's historical amounts and the incurrence of approximately $10 million in nonrecurring costs (net of tax benefit) related to the Convergys Distribution. Included in the elimination of Convergys' shareowners' equity is an estimated amount of approximately $33 million (net of deferred tax benefit) resulting from the allocation of Cincinnati Bell pension trust assets and obligations to Convergys. The actual amount of shareowners' equity transferred to Convergys as a result of the allocation of the Cincinnati Bell pension trust assets will be determined by calculations performed as of the date of the Convergys Distributions, using a methodology that has been agreed to by the management of Cincinnati Bell and Convergys, and may differ from the amount reflected. The final allocation may differ due to the discount rates and other assumptions used in the final calculation at the time of the Convergys Distribution. In addition, the final pension asset allocation will be subject to regulatory approval.




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